SECURITIES AND EXCHANGE
COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 31, 2003

Metawave Communications Corporation
 (Exact name of Registrant as specified in its charter)

Delaware	0-24673	91-1673152
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15231 NE 95th Street
Redmond, WA 98052
 (Address of principal executive offices)(zip code)

(425) 702-5600
 (Registrant's telephone number, including area code)

Item 3.                Bankruptcy or Receivership.

On January 31, 2003, Metawave Communications Corporation (the "Company") filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Western District of Washington (the "Bankruptcy Court") (Case No. 03-11272). The Company will continue to manage its properties and operate its businesses as "debtor-in-possession" under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code. On January 31, 2003, the Company issued a press release relating to the foregoing. A copy of the release is attached hereto as Exhibit 99.1 and is incorporated in its entirety herein by reference.

Item 5.               Other Events.

On January 31, 2003, the Company also announced that effective upon the filing of the petition for Chapter 11, the following members of the Company's Board of Directors have resigned: David Hathaway, David Twyver, Robert Hunsberger, Scot Jarvis and Douglas Reudink. The two remaining members of the Board of Directors are Bandel Carano, General Partner of Oak Investment Partners, and Gary Flood, Chief Executive Officer of Metawave.

The Company also announced that it has requested to have its common stock delisted from the Nasdaq SmallCap Market. Metawave's common stock will stop being electronically traded on the Nasdaq SmallCap Market after the close of trading on February 5, 2003.

Item 7.               Financial Statements and Exhibits

(c) Exhibits. 99.1 Press Release dated January 31, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange act of 1934, as amended, the
Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METAWAVE COMMUNICATIONS CORPORATION (Registrant)

Date: February 4, 2003	By: /s/ Gary S. Flood Gary S. Flood Chief Executive Officer

INDEX TO EXHIBITS
Exhibit Number	Description
99.1	Press Release dated January 31, 2003.

Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Loan D. Gordon
Metawave Communications
Tel: (425) 702-9349
loan.gordon@metawave.com

Metawave Files Petition for Chapter 11
 Company requests delisting of common stock from Nasdaq;
moves corporate headquarters to new location in Redmond

REDMOND, Wash. – January 31, 2003 – Metawave® Communications Corp. (NASDAQ: MTWV) today announced that it has filed a voluntary petition for protection under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court in the Western District of Washington and will undertake an orderly liquidation of the Company´s assets.

Effective upon the filing of the petition for Chapter 11, the following members of the Company´s Board of Directors have resigned: David Hathaway, David Twyver, Robert Hunsberger, Scot Jarvis and Douglas Reudink. The two remaining members of the Board of Directors are Bandel Carano, General Partner of Oak Investment Partners, and Gary Flood, Chief Executive Officer of Metawave.

The Company also announced that it has requested to have its common stock delisted from the Nasdaq SmallCap Market. Metawave´s common stock will stop being electronically traded on the Nasdaq SmallCap Market after the close of trading on February 5, 2003.

“To date, we have been unable to recover losses sustained from the business interruption relating to the fire that destroyed our Taiwan manufacturing facility in May 2001,” said Gary Flood. “As a result, in December 2002, we filed suit against our insurance carrier and broker. Our efforts to mitigate the adverse effects of this lack of payment were unsuccessful. We have worked very hard to maximize efficiencies and minimize operating expenses during a time when telecommunications capital spending has been extremely slow. Our efforts to explore business opportunities and secure equity financing were also unsuccessful. As part of our goal to maximize assets available to creditors, we intend to vigorously pursue the claim for business interruption coverage against St. Paul Fire and Marine Insurance Company and Woodruff-Sawyer and Company.”

On December 10, 2002, Metawave filed suit in California Superior Court in San Francisco against St. Paul Fire and Marine Insurance Company and Woodruff-Sawyer and Co., alleging breach of contract, breach of the covenant of good faith and fair dealing, negligent misrepresentation and professional negligence in the defendants´ underwriting and claims administration process surrounding Metawave´s claim for business interruption coverage arising from the fire in its Taiwan factory in May 2001. The suit seeks both actual and punitive damages, as well as all costs of the suit.

As previously announced and under the supervision of the U.S. Bankruptcy Court, the Company will sell its assets, including its patent portfolio and other intellectual property assets, finished products, services operation, inventory and capital equipment. Based on the Company´s outstanding liabilities and the $20 million liquidation preference on its outstanding Series A Preferred Stock, the Company does not expect that there will be any proceeds available for distribution to holders of its Common Stock.

As of February 3, 2003, Metawave´s new corporate office will reside at the following address.

Metawave Communications Corporation 15231 NE 95th Street Redmond, WA 98052 USA Tel: (425) 702-9349 E-mail: info@metawave.com

# # #

Metawave® is a registered trademark of Metawave Communications Corporation.

Except for the historical information presented, the matters discussed in this press release contain forward-looking statements within the meaning of Section 21(e) of the Securities Exchange Act of 1934 that involve risks and uncertainties that could cause Metawave´s actual results to differ materially from those contained in such forward looking statements. Accordingly, you should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. Metawave may not be able to find qualified buyers for its assets at prices necessary to generate cash to satisfy its current and future obligations. Metawave may not be able to negotiate the orderly wind down of its obligations to creditors. Under the U.S. Bankruptcy Code, significant risks and uncertainties will exist with respect to the Company´s ability to control the outcome of the wind down of its operations and the Company´s ability to determine the distribution of proceeds from sales of its assets. Furthermore, because many of Metawave´s assets will decline in value over time, Metawave may not be able to consummate the sale of these assets in time to generate meaningful value and it is unlikely that Metawave will be able to make any distribution to its common shareholders.